First National Lincoln Corporation Reports Record Quarter with Earnings Per Share Up 9.4% Over 2006

DAMARISCOTTA, ME, October 24 – First National Lincoln Corporation (Nasdaq: FNLC), today announced unaudited results for the quarter ended September 30, 2007. Earnings per share on a fully diluted basis were $0.35, up $0.03 or 9.4% from the $0.32 reported for the quarter ended September 30, 2006. Net income for the quarter ended September 30, 2007, was $3,414,000, an increase of $237,000 or 7.5% from the $3,177,000 posted for the quarter ended September 30, 2006.

The Company also announced unaudited results for the first nine months of 2007, with earnings per share on a fully diluted basis of $0.98, up $0.04 or 4.3% from the $0.94 reported for the first nine months of 2006. Net income year-to-date was $9,613,000, an increase of $288,000 or 3.1% from the $9,325,000 posted for the same period in 2006.

“The third quarter of 2007 was a record quarter for First National Lincoln Corporation,” noted Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “In addition to the strong increase we posted in net income and earnings per share over the comparable period in 2006, we also saw a similar increase over the prior quarter, with net income up $219,000 or 6.9% and diluted earnings per share up $0.02 or 6.1%.

“The driving force for our increase in earnings is net interest income,” President Daigneault continued, “which was up $419,000 or 5.4% over the same quarter last year and $545,000 or 7.2% over the prior quarter. This was attributable to two factors. First, we saw excellent growth in earning assets during the third quarter, with total loans increasing $14.5 million and investments increasing $19.7 million from June 30, 2007. Second, our net interest margin improved from 3.07% in the second quarter to 3.11% in the third quarter. This was due to lower funding costs, with growth in low-cost deposits from normal seasonal inflows and a restructuring of a significant portion of our wholesale funding.

“Expense control and reduction was the other major driving force for our year-to-date and third-quarter performance,” President Daigneault noted. “Non-interest expense for the first nine months of 2007 was $16.6 million, $150,000 or 0.9% lower than for the same period in 2006, with reductions in employee costs and occupancy expense. For the third quarter, non-interest expense was $235,000 or 3.8% lower than for the third quarter of 2006, with almost all of the reduction in employee costs.

“The impact of higher net interest income and lower operating costs can be seen in our efficiency ratio,” President Daigneault continued. “As we have discussed many times in the past, the efficiency ratio, which measures how much a company spends to generate one dollar in revenue, is a key operating statistic that we closely monitor. Year-to-date, FNLC’s efficiency ratio is 50.96% and for the third quarter it is 51.28%, which compares to 51.97% and 54.08%, respectively, for the same periods last year. With net interest margins continuing to shrink in our industry, we feel that maintaining and/or improving our efficiency ratio will be a vital factor in FNLC’s ongoing financial performance.”

“In addition to our efficiency ratio, the other financial measure we closely monitor is return on average tangible equity,” observed F. Stephen Ward, FNLC’s Treasurer and Chief Financial Officer. “For the first nine months of 2007, our return on average tangible equity stands at 15.71%, and although this is down slightly from 16.07% for the same period last year, it remains above the 15.00% threshold defining high-performance banks. For the third quarter, our return on tangible equity was 16.29%, up from the 16.21% posted for the third quarter last year. Based upon June 30, 2007 data, this places the Company’s return on average tangible equity in the top 20% of all bank holding companies in its peer group.

“Our asset quality continues to remain strong,” Mr. Ward continued. “The ratio of non-performing assets to total assets, at 0.15%, has improved significantly compared to 0.34% a year ago and 0.18% as of the end of the previous quarter. As noted before, we maintain high standards in our loan underwriting – despite an increasingly competitive landscape – and do not compromise quality in order to produce short-term growth at the expense of long-term earnings.

“During the third quarter, the Company again raised its cash dividend from $0.17 to $0.175 per share,” Mr. Ward said. “We have now raised our regular cash dividend for 14 consecutive years and for 48 consecutive quarters, and at an annual rate of $0.70 per share, this results in a very attractive dividend yield of 4.64% based on our quarter-end closing price of $15.08 per share. We continue to increase our quarterly dividend because of the importance of this to the majority of our shareholders, and our payout ratio was 50.0% for the third quarter.”

“The one disappointment this quarter was the price of our stock,” President Daigneault stated, “although the performance of our shares continues to compare well to our industry. As of September 30, 2007, the KBW Regional Bank Index had a year-to-date total return of -9.67% while FNLC’s total return was -7.06% for the same period. Bank stocks have significantly underperformed the overall market in 2007, and we feel that the performance of our stock compared to our peers is reflective of our results in relation to our industry.

“On August 16, 2007, the Company announced a new buyback program to repurchase up to 300,000 shares of the Company’s common stock or approximately 3.1% of the outstanding shares,” President Daigneault said. “Repurchasing our shares continues to be in the best interest of our shareholders, and our Board of Directors sees stock repurchases as an appropriate use of capital. With the recent decline in stock prices for the banking industry, this was an excellent time to re-up our program and increase the number of shares we are interested in repurchasing.

“In my opinion, the third quarter of 2007 was a very good quarter for FNLC,” President Daigneault concluded. “We saw good growth in earning assets and a higher net interest margin which in turn led to increased net interest income. Our efficiency ratio has improved over last year, and we continue to share our profits with our shareholders in the form of increased cash dividends. I view First National Lincoln Corporation as a good investment opportunity, especially for those interested in Maine-based companies or high-performing community banks.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
In thousands of dollars	2007	2006	2006
Assets
Cash and due from banks	$27,339	$24,188	$26,512
Overnight funds sold	-	-	-
Securities available for sale	44,430	44,815	45,190
Securities to be held to maturity (fair value $171,645 at September 30, 2007, $134,649 at December 31, 2006, and $133,015 at September 30, 2006)	175,425	135,734	133,764
Loans held for sale (fair value approximates cost)	1,313	460	-
Loans	891,675	838,145	828,539
Less: allowance for loan losses	6,714	6,364	6,221
Net loans	884,961	831,781	822,318
Accrued interest receivable	7,360	6,140	6,677
Premises and equipment	15,526	15,845	15,697
Other real estate owned	625	1,144	1,413
Goodwill	27,684	27,684	27,684
Other assets	17,916	17,078	16,185
Total Assets	$1,202,579	$1,104,869	$1,095,440
Liabilities
Demand deposits	$72,597	$62,157	$68,455
NOW deposits	110,051	99,612	106,785
Money market deposits	114,620	137,163	143,600
Savings deposits	91,708	98,131	103,272
Certificates of deposit	311,773	164,770	178,164
Certificates $100,000 and over	110,646	243,402	247,772
Total deposits	811,395	805,235	848,048
Borrowed funds	267,011	179,862	130,300
Other liabilities	12,068	12,445	10,428
Total Liabilities	1,090,474	997,542	988,776
Shareholders' Equity
Common stock	98	98	98
Additional paid-in capital	45,926	45,587	45,958
Retained earnings	65,911	61,298	59,859
Net unrealized gains on securities available-for-sale	507	696	749
Net unrealized loss on postretirement benefit costs	(337)	(352)	-
Total Shareholders' Equity	112,105	107,327	106,664
Total Liabilities & Shareholders' Equity	$1,202,579	$1,104,869	$1,095,440

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,810,329	9,770,792	9,762,868
Book value per share	$11.43	$10.98	$10.93
Tangible book value per share	$8.61	$8.15	$8.09

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the nine months ended		For the quarters ended
	September 30,		September 30,
In thousands of dollars	2007	2006	2007	2006
Interest income
Interest and fees on loans	$44,959	$40,164	$15,554	$14,253
Interest on deposits with other banks	-	61	-	61
Interest and dividends on investments	8,030	7,250	2,984	2,515
Total interest income	52,989	47,475	18,538	16,829
Interest expense
Interest on deposits	22,661	18,539	7,792	7,486
Interest on borrowed funds	6,994	5,955	2,589	1,605
Total interest expense	29,655	24,494	10,381	9,091
Net interest income	23,334	22,981	8,157	7,738
Provision for loan losses	850	900	300	300
Net interest income after provision for loan losses	22,484	22,081	7,857	7,438
Non-interest income
Investment management and fiduciary income	1,345	1,447	389	474
Service charges on deposit accounts	2,059	2,054	659	704
Net securities gains	-	-	-	-
Mortgage origination and servicing income	378	361	164	109
Other operating income	3,821	3,817	1,773	1,959
Total non-interest income	7,603	7,679	2,985	3,246
Non-interest expense
Salaries and employee benefits	8,153	8,207	2,819	3,037
Occupancy expense	1,089	1,058	341	301
Furniture and equipment expense	1,456	1,557	487	560
Amortization of identified intangibles	213	213	71	71
Other operating expense	5,691	5,717	2,282	2,266
Total non-interest expense	16,602	16,752	6,000	6,235
Income before income taxes	13,485	13,008	4,842	4,449
Applicable income taxes	3,872	3,683	1,428	1,272
NET INCOME	$9,613	$9,325	$3,414	$3,177

Earnings per common share:
Basic earnings per share	$0.98	$0.95	$0.35	$0.32
Diluted earnings per share	$0.98	$0.94	$0.35	$0.32
Cash dividends declared per share	$0.510	$0.450	$0.175	$0.155

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the nine months ended		For the quarters ended
Dollars in thousands,	September 30		September 30
except for per share amounts	2007	2006	2007	2006

Summary of Operations
Interest Income	$52,989	$47,475	$18,538	$16,829
Interest Expense	29,655	24,494	10,381	9,091
Net Interest Income	23,334	22,981	8,157	7,738
Provision for Loan Losses	850	900	300	300
Non-Interest Income	7,603	7,679	2,985	3,246
Non-Interest Expense	16,602	16,752	6,000	6,235
Net Income	9,613	9,325	3,414	3,177
Per Common Share Data
Basic Earnings per Share	$0.98	$0.95	$0.35	$0.32
Diluted Earnings per Share	0.98	0.94	0.35	0.32
Cash Dividends Declared	0.510	0.450	0.175	0.155
Book Value	11.43	10.93	11.43	10.93
Tangible Book Value	8.61	8.09	8.61	8.09
Market Value	15.08	16.92	15.08	16.92
Financial Ratios
Return on Average Equity (a)	11.74%	11.85%	12.22%	11.95%
Return on Average Tangible Equity (a)	15.71%	16.07%	16.29%	16.21%
Return on Average Assets (a)	1.13%	1.16%	1.15%	1.17%
Average Equity to Average Assets	9.60%	9.80%	9.38%	9.77%
Average Tangible Equity to Average Assets	7.17%	7.22%	7.03%	7.20%
Net Interest Margin Tax-Equivalent (a)	3.11%	3.29%	3.11%	3.28%
Dividend Payout Ratio	52.04%	47.37%	50.00%	48.44%
Allowance for Loan Losses/Total Loans	0.75%	0.75%	0.75%	0.75%
Non-Performing Loans to Total Loans	0.20%	0.46%	0.20%	0.46%
Non-Performing Assets to Total Assets	0.15%	0.34%	0.15%	0.34%
Efficiency Ratio	50.96%	51.97%	51.28%	54.08%
At Period End
Total Assets	$1,202,579	$1,095,440	$1,202,579	$1,095,440
Total Loans	891,675	828,539	891,675	828,539
Total Investment Securities	219,855	178,954	219,855	178,954
Total Deposits	811,395	848,048	811,395	848,048
Total Shareholders’ Equity	112,105	106,664	112,105	106,664
(a) Annualized using a 365-day basis